Exhibit 99.1

Edgewell Personal Care Company 1350 Timberlake Manor Parkway St. Louis, MO 63017
FOR IMMEDIATE RELEASE	Company Contact
November 13, 2015	Chris Gough Vice President, Investor Relations 203-944-5706 Chris.Gough@Edgewell.com

Edgewell Personal Care Company Announces Fourth Quarter and Fiscal 2015 Results and Provides 2016 Outlook

St. Louis —November 13, 2015—Edgewell Personal Care Company (NYSE: EPC) today announced results for the full year and fourth quarter, which ended September 30, 2015. This is Edgewell's first quarter following the spin-off of its Household Products business on July 1, 2015. The historical results for the Household Products business are presented as discontinued operations.

Executive Summary

•	4Q Adjusted EBITDA was $83.0 million; full-year adjusted normalized EBITDA was $462.2 million.

•	Full year organic net sales declined 2.5%, while 4Q organic net sales decreased 7.0%, including an approximate 200 basis point decline due to international go-to-market changes.

•	4Q Adjusted Diluted EPS from continuing operations was $0.64.

•	4Q GAAP Earnings Per Share (EPS) was a loss from continuing operations of $3.15, which includes a non-cash intangible asset impairment pre-tax charge of $318.2 million.

•	Repurchased 2.2 million shares in the quarter for $187.6 million.

•	The Company's outlook for fiscal 2016 is for relatively flat organic sales and $440-$460 million in adjusted EBITDA, including a $15-$20 million negative impact from currency.

"We made significant progress during Edgewell's first quarter as a standalone company.  We navigated operational complexities related to the spin-off, while taking the actions needed for long-term success," said David Hatfield, Edgewell's President and Chief Executive Officer.  "During the quarter we executed against our international go-to-market initiatives and invested in our brands, actions that will help position us well strategically for the future.  Our top and bottom-line results reflect those actions, and while our results for the quarter came in below expectations, they do not change our view of 2016 or affect the long-term strategy that we laid out at our analyst day in June 2015.  We are confident that we are taking the right steps to position our company for future growth and success."  Mr. Hatfield continued, "We are committed to returning capital to our shareholders and during the quarter repurchased more than 2 million shares."

The Company reports results on a GAAP and adjusted "Non-GAAP" basis, as defined within this release. Adjusted measures are reconciled to the most directly comparable GAAP measures later in this release. All comparisons are with the same period in the prior fiscal year unless otherwise stated.
The Company analyzes its net revenue and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and segment profit exclude the impact of changes in foreign currency, the impact of acquisitions, and the period-over-period change in Venezuela and Industrial results. This information is provided because these fluctuations can distort the underlying change in net sales and segment profit either positively or negatively. See Non-GAAP reconciliations later in this release.

Historical results on a continuing operations basis include certain costs associated with supporting the Household Products business that are not eligible to be reported in discontinued operations. These costs affect selling, general and administrative expense ("SG&A"), interest expense, spin costs, restructuring and tax. As a result, EPS and EBITDA on both a GAAP and Non-GAAP basis for this quarter and fiscal year are not comparable to the prior year, and will not be comparable as we move through each of the first three quarters of fiscal 2016. To address this, we have provided normalized EBITDA reflecting pro forma adjustments to SG&A. See Non-GAAP reconciliations later in this release.

Fiscal 4Q 2015 Operating Results (Unaudited)

Net sales decreased 14.4%, with an organic net sales decline of 7.0%. The decline was driven by international go-to-market and other transition impacts and higher trade and sales promotion spending in North America and Europe. Excluding the international go-to-market impacts, organic net sales were down approximately 4.7%.
In North America, trade and price promotion investments increased in the current year to support the Playtex Sport branded pads and liners launch and promotional activities across all segments within Wet Shave. In addition, prior year net sales were favorably impacted by lower than anticipated coupon redemption and trade promotion activity. The decrease in net sales related to trade and sales promotion spending was partially offset in the U. S. by both category performance and improvements in our market shares in Wet Shave, Feminine Care and Sun Care.
To compete more effectively as an independent company, we have increased our use of third-party distributors and wholesalers, and have decreased or eliminated our business operations in certain countries, consistent with our international go-to-market strategy. Within this press release we discuss go-to-market impacts which reflect our best estimate on the impact of these international go-to-market changes and exits, and represent the year over year change in those markets. We expect to realize the majority of the impact from these changes in the fourth quarter of 2015 and the first three quarters of fiscal year 2016.
Gross margin decreased 420 basis points to 48.1%. Gross margin declined 310 basis points excluding the negative impact of currency and the change in Venezuela results. Gross margin declines were driven by increased price promotion, which more than offset volume and cost mix improvements.
Advertising and sales promotion expense (A&P) was $95.7 million, or 17.1% of net sales. This represents a decrease of $26.1 million, or 150 basis points as a percent of net sales, due to lower investments in the quarter, related primarily to timing of spend, as overall A&P in the fiscal year was up 100 basis points versus the prior year on a percent of net sales basis. In the fourth quarter of 2014, A&P was at higher than normal levels due to investments supporting our acquired Feminine Care brands.
Selling, general and administrative expense was $123.5 million, or 22.0% of net sales, compared to $147.5 million, or 22.5% of net sales, in the prior year quarter. Included within the current quarter results were pre-tax costs of $30.3 million related to the spin-off. Excluding these spin-off costs, SG&A as a percent of net sales was 16.7%, including corporate amortization. Historical SG&A results on a continuing operations basis include certain costs associated with supporting the Household Product business that are not eligible to be reported in discontinued operations.
Fourth quarter segment profit of $76.9 million declined $27.3 million, or 23.3%, on an organic basis, due to lower sales and gross margin related primarily to higher promotion expense, partially offset by lower A&P spending.
The full-year effective tax rate for fiscal 2015 for continuing operations was 35.4% as compared to 19.3% in the prior year.  The tax rate for 2015 reflects a tax benefit on a net loss primarily due to increased expenses in higher-rate tax jurisdictions, including spin-related expenses and the impairment charge, offset in part by the Venezuela deconsolidation charge, which had no accompanying tax benefit.  The fiscal 2015 adjusted effective tax rate for continuing operations was 23.2% as compared to 28.4% in the prior year.  The decrease was due to a higher mix of earnings in lower-rate tax jurisdictions compared to the prior year.
Fourth quarter adjusted net earnings per diluted share from continuing operations increased 34.8% to $0.64. On a GAAP basis, net loss per share from continuing operations was $3.15 as compared to net earnings per diluted share of $0.30 in the prior year quarter. Growth in adjusted EPS was largely driven by a lower tax rate and lower SG&A and reduced interest costs compared to the prior year, which included higher costs associated with supporting the Household Product business that are not eligible to be reported in discontinued operations.

Fourth quarter adjusted EBITDA was $83.0 million versus a normalized fourth quarter 2014 EBITDA of $110.3 million. Declines in gross margin and a $17 million negative impact from currency were partly offset by lower A&P and SG&A costs in the quarter.

Other Items
During the fourth quarter, the Company recorded a pre-tax, non-cash intangible asset impairment charge of $318.2 million to adjust the carrying values of indefinite-lived tradenames related to the Playtex, Wet-Ones and Skintimate brands. While we are still optimistic about the future potential and value of these brands, declining performance over the past twelve months impacted growth and cash flow projections. The impairment charge has no impact on cash balances, operating cash flows or business outlook, and is not expected to impact the ability of the Company to achieve its long-term objectives.

The sale of the Industrial Blade business was completed in September and resulted in a pre-tax loss on the sale of $10.8 million and $32.7 million for the quarter and year ended September 30, 2015, respectively.

In the fourth quarter of 2015, the Company incurred $30.3 million of pre-tax spin charges ($30.1 million included in SG&A and $0.2 million included in Cost of products sold); and $142.0 million of such charges for the year ended September 30, 2015 ($137.8 million reported in SG&A and $4.2 million included in Cost of products sold). The Company also incurred $28.3 million of pre-tax spin restructuring charges for the year ended September 30, 2015. Additionally, for the quarter and year ended September 30, 2015, the Company recorded pre-tax expense of $6.3 million and $26.7 million, respectively, related to its 2013 restructuring as compared to pre-tax expense of $12.7 million and $49.9 million, respectively, for the quarter and year ended September 30, 2014.

4Q Operating Segment Results (Unaudited)

Wet Shave (Men's Systems, Women's Systems, Disposables, Shave Preps)

Wet Shave organic net sales decreased $21.8 million, or 5.2%, in the fourth quarter, driven by the impact of international go-to-market changes, transition issues in international markets and higher sales and trade promotions in North America. Organic segment profit declined $26.4 million or 26.2% as higher sales promotions and increased investment in Research and Development (R&D) were only partially offset by higher volumes and lower A&P spend.

Sun and Skin Care (Sun Care, Wipes, Gloves)

Sun and Skin Care organic net sales decreased slightly, down 0.3%, driven by international sales declines related to go-to-market changes, transition issues and promotional spending, which was partially offset by growth in North America due to higher Sun Care volumes related to late season replenishment and promotions. Organic segment profit declined $1.0 million or 15.4% as higher promotional spending was only partially offset by higher volume and improved price mix.

Feminine Care (Tampons, Pads, Liners)

Feminine Care organic net sales decreased $19.7 million, or 16.7%, in the fourth quarter, driven primarily by higher investment in sales and trade promotions in support of Playtex Sport pads and liners in North America, and to a lesser extent go-to-market and other transition impacts internationally. Organic segment profit was down $1.1 million, or 14.6%, as the sales decline was somewhat offset by lower A&P and product costs.

All Other (Infant Care, all other brands)

All Other had an organic net sales decrease of $4.4 million, or 9.0%, due to lower volumes related to the ongoing impact of competitive pressure and share loss, particularly in cups and bottles. Organic segment profit increased $1.2 million, or 40.0%, driven by lower A&P spending and improved cost mix, which more than offset lower volumes.

Fiscal 2015 Operating Results (Unaudited)

•
Net sales of $2,421.2 million decreased 7.3% or 2.5% on an organic basis. These results include a 60 basis point impact of international go-to-market changes and other transition issues related to the spin-off. After three solid quarters of growth, international sales were down 0.4% for the year, reflecting the impact of go-to-market changes in the fourth quarter. Underlying sales, excluding the go-to-market impact were up, driven by growth in Asia Pacific in both Wet Shave and Sun and Skin Care. North America organic net sales were down 3.7%, driven by increased trade and promotional investment in the fourth quarter, as well as declines in Infant Care.

•	Gross margin increased 50 basis points excluding the negative impact of currency, due to lower product costs and favorable mix, mostly offset by go-to-market impacts.

•	Advertising and sales promotion expense increased to 15.2% of net sales, up 100 basis points, due to increased investments in Wet Shave and Sun and Skin Care.

•
Selling, general and administrative expense as a percent of net sales (exclusive of acquisition, integration, spin-off transaction and restructuring related charges) was 17.9%. Historical SG&A results on a continuing operations basis include certain costs associated with supporting the Household Product business that are not eligible to be reported in discontinued operations.

•	Adjusted net earnings per diluted share were $2.80 compared to $2.76 in the prior year.

•	GAAP net loss per share from continuing operations was $4.78 compared to net earnings per share of $1.88 in the prior year.

•
Normalized EBITDA, adjusted for SG&A in the first three quarters of 2015, was $462.2 million compared to $524.4 million in the prior year. The decrease was due to a negative impact of $56 million from currency, lower organic sales and higher A&P spending.

Fiscal Year 2016 Financial Outlook

"Looking ahead, we are on track with the long-term strategy and business plan that we presented to investors in June. We will continue to build on our progress to date by executing go-to-market changes, overcoming dis-synergies related to the spin and stabilizing our North America business," continued Mr. Hatfield.  "For 2016, we see generally flat organic performance for both net sales and adjusted EBITDA. Although currency will continue to have a negative impact on both the top and bottom line, operationally, we are encouraged by positive trends in the categories, improved share performance, and we are excited about up-coming new innovation in our Hydro line in early 2016."

Organic net sales are expected to be flat for the year.

•	Organic net sales growth will be negatively impacted by go-to-market changes in the first three quarters of fiscal 2016.

•	Underlying sales growth, excluding the go-to-market changes, is expected to increase in the low single digits.

•	Unfavorable foreign currency impact on net sales of $40-$50 million.

•	Reported net sales are expected to decrease in the mid-single digits.

FY 2016 Adjusted EBITDA is projected to be in the range of $440-$460 million, including $15-$20 million negative impact from currency.

•
Projected adjusted EBITDA includes: $15-$20 million negative currency impact, international go-to-market impacts, dis-synergies, the year over year impact of Venezuela and Industrial, and restructuring savings.

FY 2016 Adjusted EPS is projected to be in the range of $3.20-$3.40, which excludes items such as restructuring and spin costs.

•	Unfavorable foreign currency impact of approximately $15-$20 million based upon recent rates.

•	Our projections assume a 32% adjusted tax rate.

Other Items: We expect to incur spin costs of $10-$12 million in fiscal 2016, primarily in the first half of the year. Restructuring related costs are anticipated to be $40-$45 million for the fiscal year. We expect incremental savings of approximately $15 million in fiscal 2016, and an additional $40-$50 million in fiscal 2017 and 2018.

Webcast Information
In conjunction with this announcement, the Company will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fiscal 2015 full year and fourth fiscal quarter earnings and the outlook for fiscal 2016. All interested parties may access a live webcast of this conference call at www.edgewell.com, under "Investors," and "Webcasts and Presentations" tabs or by using the following link:

http://ir.edgewell.com/phoenix.zhtml?c=254077&p=irol-calendar

For those unable to participate during the live webcast, a replay will be available on www.edgewell.com, under "Investors", "Investor Information", "Webcasts and Presentations", and "Audio Archives" tabs.

About Edgewell
Edgewell is a leading pure-play consumer products company with an attractive, diversified portfolio of established brand names such as Schick® and Wilkinson Sword® men's and women's shaving systems and disposable razors; Edge® and Skintimate® shave preparations; Playtex®, Stayfree®, Carefree® and o.b.® feminine care products; Banana Boat® and Hawaiian Tropic® sun care products; Playtex® infant feeding, Diaper Genie® and gloves; and Wet Ones® moist wipes. The Company has a broad global footprint and operates in more than 50 markets, including the U.S., Canada, Mexico, Germany, Japan and Australia, with approximately 6,000 employees worldwide.

# # #

Non-GAAP Financial Measures. While the Company reports financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"), this discussion also includes Non-GAAP measures. These Non-GAAP measures are referred to as "adjusted" and exclude expenses associated with (1) spin costs, (2) restructuring charges (including 2013 restructuring and spin restructuring), (3) acquisition and integration expenses (including acquisition inventory valuation charges), (4) Venezuela deconsolidation charges (5) cost of early debt retirements, (6) industrial blade sale, (7) impairment charge and (8) adjustments to prior year tax accruals.

This Non-GAAP information is provided as a supplement, not as a substitute for, or as superior to, measures of financial performance prepared in accordance with GAAP. The Company uses this Non-GAAP information internally to make operating decisions and believes it is helpful to investors because it allows more meaningful period-to-period comparisons of ongoing operating results. The information can also be used to perform analysis and to better identify operating trends that may otherwise be masked or distorted by the types of items that are excluded. Finally, the Company believes this information provides a higher degree of transparency.

Adjusted EBITDA is defined as earnings before income taxes, interest income and expense, depreciation and amortization and excludes items such as spin costs, restructuring charges, impairment charges, acquisition and integration expenses, Venezuela deconsolidation charges, cost of early debt retirements and adjustments to prior year tax accruals.

Normalized EBITDA adjusts corporate SG&A expenses to reflect the Company's estimated full-year run rate. Normalized EBITDA is presented to provide a basis for comparing to future performance.

The Company analyzes its net revenue and segment profit on an organic basis to better measure the comparability of results between periods. Organic net sales and segment profit excludes the impact of changes in foreign currency, the impact of acquisitions, and the period-over-period change in Venezuela and Industrial results. This information is provided because these types of fluctuations can distort the underlying change in net sales either positively or negatively.

Forward-Looking Statements. This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect the Company's expectations, estimates or projections concerning future results or events, including, without limitation, the future earnings and performance of the Company or any of its businesses. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "will," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause the Company's actual results to differ materially from those indicated by those statements. The Company cannot assure you that any of its expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and the Company disclaims any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. Numerous factors could cause the Company's actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•	Whether the operational, marketing and strategic benefits of the recently completed separation can be achieved;

•	Whether the remaining costs and expenses resulting from the separation can be controlled within expectations;

•	General market and economic conditions;

•	Market trends in the categories in which the Company operates;

•	The success of new products and the ability to continually develop and market new products;

•	The Company's ability to attract, retain and improve distribution with key customers;

•	The Company's ability to continue planned advertising and other promotional spending and the effectiveness of such spending;

•
The Company's ability to timely execute strategic initiatives, including restructurings, in a manner that will positively impact its financial condition and results of operations and does not disrupt its business operations;

•	The impact of strategic initiatives, as well as restructurings, on the Company's relationships with employees, customers and vendors;

•	The Company's ability to maintain and improve market share in the categories in which it operates despite heightened competitive pressure;

•	The Company's ability to improve operations and realize cost savings;

•	The impact of foreign currency exchange rates and currency controls, as well as offsetting hedges;

•	The impact of raw material and other commodity costs;

•	Goodwill impairment charges resulting from declines in profitability or estimated cash flows related to intangible assets or market valuations for similar assets;

•	Costs and reputational damage associated with cyber-attacks or information security breaches;

•	The Company's ability to acquire and integrate businesses, and to realize the projected results of acquisitions;

•	The impact of advertising and product liability claims and other litigation;

•	Compliance with debt covenants and maintenance of credit ratings as well as the impact of interest and principal repayment of our existing and any future debt; or

•	The impact of legislative or regulatory determinations or changes by federal, state and local, and foreign authorities, including taxing authorities.
In addition, other risks and uncertainties not presently known to the Company or that it considers immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in the Company's publicly filed documents, including the Company's annual report on Form 10-K for the year ended September 30, 2014 and its quarterly reports on Form 10-Q for the quarters ended December 31, 2014, March 30, 2015 and June 30, 2015.

EDGEWELL PERSONAL CARE COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Year Ended September 30,
	2015	2014	2015	2014

Net sales	$560.1	$654.7	$2,421.2	$2,612.2
Cost of products sold	290.8	312.5	1,237.4	1,322.3
Gross profit	269.3	342.2	1,183.8	1,289.9

Selling, general and administrative expense	123.5	147.5	571.6	534.7
Advertising and sales promotion expense	95.7	121.8	367.1	371.3
Research and development expense	22.5	19.6	71.0	69.5
Impairment charge	318.2	—	318.2	—
Venezuela deconsolidation charge	—	—	79.3	—
Spin restructuring charges	—	—	28.3	—
2013 restructuring and related costs	6.3	12.7	26.7	49.9
Industrial sale charges	10.8	—	32.7	—
Net pension and post-retirement benefit gains	—	(1.1)	—	(1.1)
Interest expense	16.4	28.2	99.8	119.0
Cost of early debt retirements	—	—	59.6	—
Other (income) expense, net	(3.5)	5.0	(11.8)	0.8
(Loss) earnings from continuing operations before income taxes	(320.6)	8.5	(458.7)	145.8
Income tax (benefit) provision for continuing operations	(126.9)	(10.0)	(162.6)	28.1
Net (loss) earnings from continuing operations	$(193.7)	$18.5	$(296.1)	$117.7
Net (loss) earnings from discontinued operations, net of tax	$(25.8)	$66.7	$20.8	$238.4
Net (loss) earnings	$(219.5)	$85.2	$(275.3)	$356.1

Basic net (loss) earnings per share:
Continuing operations	$(3.15)	$0.30	$(4.78)	$1.90
Discontinued operations	$(0.42)	$1.08	$0.34	$3.85
Net (loss) earnings	$(3.57)	$1.38	$(4.44)	$5.74

Diluted net (loss) earnings per share:
Continuing operations	$(3.15)	$0.30	$(4.78)	$1.88
Discontinued operations	$(0.42)	$1.07	$0.34	$3.81
Net (loss) earnings	$(3.57)	$1.36	$(4.44)	$5.69

Weighted-average shares outstanding:
Basic	61.5	61.8	62.0	62.0
Diluted	61.5	62.5	62.0	62.6

See Accompanying Notes

EDGEWELL PERSONAL CARE COMPANY
NOTES TO CONDENSED FINANCIAL STATEMENTS
September 30, 2015
(In millions, except per share data - Unaudited)

1.
Operations for the Company are managed via four segments: Wet Shave, Sun and Skin Care, Feminine Care and All Other products. Segment performance is evaluated based on segment operating profit, exclusive of (1) general corporate expenses, (2) share-based compensation costs, (3) restructuring charges (including 2013 restructuring and spin restructuring), (4) Venezuela deconsolidation charge, (5) acquisition and integration expense, (6) amortization of intangible assets, (7) cost of early debt retirements, (8) Industrial Blade sale and (9) impairment charge. Financial items, such as interest income and expense, are managed on a global basis at the corporate level. The exclusion of charges such as other acquisition transaction and integration costs, and substantially all restructuring costs, from segment results reflects management's view on how it evaluates segment performance.

On July 1, 2015, the Company completed the spin-off of its Household Products business. Discontinued operations on the income statement includes the results of the Household Products business, except for certain corporate overhead costs and other allocations which remain in continuing operations.

For the quarter and year ended September 30, 2015, the Company recorded an intangible asset impairment charge of $318.2. The impairment charge was reported as a separate line item on the income statement.

For the year ended September 30, 2015, the Company recorded a charge of $79.3 as a result of deconsolidating its Venezuelan subsidiaries, which had no accompanying tax benefit. The Venezuela deconsolidation charge was reported as a separate line item on the income statement.

On July 1, 2015, the Company completed the previously announced separation of its Household Products business into a separate publicly-traded company (the "Spin" or the "Separation"). The Company incurred incremental costs to evaluate, plan and execute the Separation.  For the quarter and year ended September 30, 2015, $30.1 and $137.8, respectively, of pre-tax charges were recorded in Selling, general and administrative expense ("SG&A") and $0.2 and $4.2, respectively, of pre-tax charges for the quarter and year ended September 30, 2015 were recorded in Cost of products sold.

For the quarter and year ended September 30, 2015, the Company recorded pre-tax expense of $6.3 and $26.7, respectively, related to its 2013 restructuring, as compared to pre-tax expense of $12.7 and $49.9 for the quarter and year ended September 30, 2014, respectively. The 2013 restructuring charges were reported as a separate line item on the income statement. In addition, pre-tax costs of $0.3 the year ended September 30, 2015 and $0.4 and $4.3, respectively, for the quarter and year ended September 30, 2014 associated with certain information technology enablement activities related to the Company's restructuring initiatives were included in SG&A. Additionally, pre-tax positive adjustments of $0.7 for the quarter and year ended September 30, 2014, associated with the Company's restructuring, were included in cost of products sold.

For the quarter and year ended September 30, 2015, the Company recorded pre-tax expense of $10.8 and $32.7, respectively, related to its sale of the Industrial Blade product line. The Industrial Blade sale charges were reported as a separate line item in the income statement.

In connection with the Company's October 2013 acquisition of certain feminine care brands from Johnson & Johnson (the "feminine care acquisition"), the Company recorded pre-tax acquisition and integration costs of $2.0 and $9.5, respectively, for the quarter and year ended September 30, 2014. These amounts were not reflected in the Feminine Care segment, but rather were presented as a separate line item below segment profit. Such presentation reflects management's view on how segment results are evaluated.

For the year ended September 30, 2014, the Company recorded $8.0 within Cost of products sold based upon the write-up and subsequent sale of inventory acquired in the feminine care acquisition. These amounts were not reflected in the Feminine Care segment, but rather presented as a separate line item below segment profit. Such presentation reflects management's view on how segment results are evaluated.

For the year ended September 30, 2015, the Company recorded early debt retirement costs of $59.6 associated with the prepayment of its private placement notes on May 29, 2015.

Segment net sales and profitability for the quarter and year ended September 30, 2015 and 2014, respectively, are presented below.

	Quarter Ended September 30,		Year Ended September 30,
Net Sales	2015	2014	2015	2014
Wet Shave	$358.4	$419.3	$1,441.3	$1,585.8
Sun and Skin Care	65.8	68.7	403.6	424.5
Feminine Care	96.7	117.9	398.2	404.5
All Other	39.2	48.8	178.1	197.4
Total net sales	$560.1	$654.7	$2,421.2	$2,612.2

Segment Profit
Wet Shave	$62.0	$100.4	$308.7	$388.2
Sun and Skin Care	4.7	6.5	71.5	73.9
Feminine Care	4.7	7.5	48.7	51.1
All Other	5.5	3.0	24.6	17.4
Total segment profit	76.9	117.4	453.5	530.6
General corporate and other expenses	(15.4)	(38.3)	(122.0)	(151.8)
Impairment charge	(318.2)	—	(318.2)	—
Venezuela deconsolidation charge	—	—	(79.3)	—
Spin costs (1)	(30.3)	(20.2)	(142.0)	(24.4)
Spin restructuring charges	—	—	(28.3)	—
2013 restructuring and related charges (2)	(6.3)	(12.4)	(27.0)	(53.5)
Industrial sale charges	(10.8)	—	(32.7)	—
Feminine care acquisition and integration costs	—	(2.0)	—	(9.5)
Acquisition inventory valuation	—	—	—	(8.0)
Net pension and post-retirement gains	—	1.1	—	1.1
ASR transaction costs and integration	—	—	—	(1.0)
Amortization of intangibles	(3.6)	(3.9)	(15.1)	(17.9)
Cost of early debt retirements	—	—	(59.6)	—
Interest and other expense, net	(12.9)	(33.2)	(88.0)	(119.8)
Total (loss) earnings from continuing operations before income taxes	$(320.6)	$8.5	$(458.7)	$145.8

(1)
Includes pre-tax costs of $30.1 and $137.8, respectively, for the quarter and year ended September 30, 2015 and $20.2 and $24.4 for the quarter and year ended September 30, 2014 which are included in SG&A. Additionally, pre-tax costs of $0.2 and $4.2, respectively, for the quarter and year ended September 30, 2015 were included in Cost of products sold.

(2)
Includes pre-tax costs of $0.3 for the year ended September 30, 2015 and $0.4 and $4.3, respectively, for the quarter and year ended September 30, 2014, associated with certain information technology and related activities, which were included in SG&A. Additionally, positive pre-tax adjustments of $0.7 for the quarter and year ended September 30, 2014, related to the restructuring, were included in Cost of products sold.

2.
Basic (loss) earnings per share is based on the average number of common shares outstanding during the period. Diluted (loss) earnings per share is based on the weighted average number of shares used for the basic (loss) earnings per share calculation, adjusted for the dilutive effect of stock options and restricted stock equivalents ("RSEs"). For the quarter and year ended September 30, 2015, GAAP (loss) earnings per share is calculated using basic weighted average shares outstanding due to the reported net loss.

The following tables provide a reconciliation of net (loss) earnings and net (loss) earnings per diluted share ("EPS") to adjusted net earnings and adjusted net earnings per diluted share, which are Non-GAAP measures.

	Quarter Ended September 30,
	Net (Loss) Earnings		Diluted EPS
	2015	2014	2015	2014
Net (Loss) Earnings from Continuing Operations and Diluted EPS - GAAP (Unaudited) (1)	$(193.7)	$18.5	$(3.15)	$0.30
Impacts, net of tax: Expense (Income) (2)
Impairment charge	201.1	—	3.25	—
Spin costs (3)	15.2	12.7	0.25	0.20
2013 restructuring and related charges, net (4)	1.7	8.2	0.03	0.13
Industrial sale charges	6.7	—	0.11	—
Feminine care acquisition and integration costs	—	(1.2)	—	(0.02)
Net pension and post-retirement curtailment gains	—	(0.8)	—	(0.01)
Other realignment and integration	—	—	—	—
Tax on certain spin costs	1.4	—	0.02	—
Adjustment to prior years' tax accruals	7.1	(8.5)	0.11	(0.14)
Impact of basic/dilutive shares (5)	—	—	0.02	—
Adjusted Net Earnings and Diluted EPS - Non-GAAP	$39.5	$28.9	$0.64	$0.46
Weighted average shares - Basic			61.5	61.8
Weighted average shares - Diluted (2)			61.5	62.5

(1)	GAAP EPS for the quarter ended September 30, 2015 was calculated using the basic weighted average shares outstanding due to the reported net loss.

(2)
All EPS impacts are calculated using diluted weighted average shares outstanding. For the quarter ended September 30, 2015, this reflects the impact of 0.4 million dilutive RSEs which are excluded from the GAAP EPS calculation due to the reported net loss.

(3)
Includes costs of $15.1 and $12.7 (net of tax) for the quarter ended September 30, 2015 and 2014, respectively, which are included in SG&A. Additionally, income of $0.1 (net of tax) for the quarter ended September 30, 2015 were included in Cost of products sold.

(4)
Includes costs of $0.2 (net of tax) for the quarter ended September 30, 2014 associated with certain information technology and related activities, which are included in SG&A. Additionally, positive adjustments of $0.6 (net of tax) for the quarter ended September 30, 2014, related to the restructuring were included in cost of products sold.

(5)	Represents the difference between calculating EPS - Non-GAAP using dilutive weighted average shares outstanding while calculating EPS - GAAP using basic weighted average shares outstanding.

	Year Ended September 30,
	Net (Loss) Earnings		Diluted EPS
	2015	2014	2015	2014
Net (Loss) Earnings from Continuing Operations and Diluted EPS - GAAP (Unaudited) (1)	$(296.1)	$117.8	$(4.78)	$1.88
Impacts, net of tax: Expense (Income) (2)
Impairment charge	201.1	—	3.22	—
Venezuela deconsolidation charge	79.3	—	1.27	—
Spin costs (3)	93.5	15.4	1.50	0.25
Spin restructuring charges	20.1	—	0.32	—
2013 restructuring and related charges, net (4)	16.2	37.1	0.26	0.59
Industrial sale charges	20.5	—	0.33	—
Feminine care acquisition and integration costs	—	6.2	—	0.10
Acquisition inventory valuation	—	5.0	—	0.08
Net pension and post-retirement curtailment gains	—	(0.8)	—	(0.01)
Cost of early debt retirements	37.4	—	0.60	—
Other realignment and integration	—	0.6	—	0.01
Tax on certain spin costs	1.4	—	0.02	—
Adjustment to prior years' tax accruals	1.8	(8.7)	0.03	(0.14)
Impact of basic/dilutive shares	—	—	0.03	—
Adjusted Net Earnings and Diluted EPS - Non-GAAP	$175.2	$172.6	$2.80	$2.76
Weighted average shares - Basic			62.0	62.0
Weighted average shares - Diluted (2)			62.0	62.6

(1)	GAAP EPS for the year ended September 30, 2015 was calculated using the basic weighted average shares outstanding due to the reported net loss.

(2)
All EPS impacts are calculated using diluted weighted average shares outstanding. For the year ended September 30, 2015, this reflects the impact of 0.4 million dilutive RSEs which are excluded from the GAAP EPS calculation due to the reported net loss.

(3)
Includes costs of $90.8 and $15.4 (net of tax) for the year ended September 30, 2015 and 2014, respectively, which are included in SG&A. Additionally, costs of $2.7 (net of tax) for the year ended September 30, 2015 were included in Cost of products sold.

(4)
Includes costs of $0.2 and $2.9 (net of tax) for the year ended September 30, 2015 and 2014, respectively, associated with certain information technology and related activities, which are included in SG&A. Additionally, positive adjustments of $0.6 (net of tax) for the year ended September 30, 2014, respectively, related to the restructuring were included in Cost of products sold.

3.
Starting July 1, 2015, as a result of the Separation, operations for the Company are reported via four segments - Wet Shave, Sun and Skin Care, Feminine Care and All Other. The following tables present changes in net sales and segment profit for the quarter and year ended September 30, 2015.

Net Sales (In millions - Unaudited)
Quarter Ended September 30, 2015

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
	Q4	%Chg	Q4	%Chg	Q4	%Chg	Q4	%Chg	Q4	%Chg
Net Sales - Q4 '14	$419.3		$68.7		$117.9		$48.8		$654.7
Organic	(21.8)	(5.2)%	(0.2)	(0.3)%	(19.7)	(16.7)%	(4.4)	(9.0)%	(46.1)	(7.0)%
Change in Venezuela results	(5.9)	(1.4)%	—	—%	—	—%	—	—%	(5.9)	(0.9)%
Impact of currency	(33.2)	(7.9)%	(2.7)	(3.9)%	(1.5)	(1.3)%	(1.4)	(2.9)%	(38.8)	(5.9)%
Incremental impact of acquisition and sale	—	—%	—	—%	—	—%	(3.8)	(7.8)%	(3.8)	(0.6)%
Net Sales - Q4 '15	$358.4	(14.5)%	$65.8	(4.2)%	$96.7	(18.0)%	$39.2	(19.7)%	$560.1	(14.4)%

Net Sales (In millions - Unaudited)
Year Ended September 30, 2015

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
	Year Ended	%Chg	Year Ended	%Chg	Year Ended	%Chg	Year Ended	%Chg	Year Ended	%Chg
Net Sales - FY'14	$1,585.8		$424.5		$404.5		$197.4		$2,612.2
Organic	(24.6)	(1.5)%	(6.7)	(1.6)%	(23.4)	(5.8)%	(11.9)	(6.1)%	(66.6)	(2.5)%
Change in Venezuela results	(4.7)	(0.3)%	—	—%	—	—%	—	—%	(4.7)	(0.2)%
Impact of currency	(115.2)	(7.3)%	(14.2)	(3.3)%	(4.3)	(1.1)%	(3.6)	(1.8)%	(137.3)	(5.3)%
Incremental impact of acquisition and sale	—	—%	—	—%	21.4	5.3%	(3.8)	(1.9)%	17.6	0.7%
Net Sales - FY'15	$1,441.3	(9.1)%	$403.6	(4.9)%	$398.2	(1.6)%	$178.1	(9.8)%	$2,421.2	(7.3)%

Segment Profit (In millions - Unaudited)
Quarter Ended September 30, 2015

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
	Q4	%Chg	Q4	%Chg	Q4	%Chg	Q4	%Chg	Q4	%Chg
Segment Profit - Q4 '14	$100.4		$6.5		$7.5		$3.0		$117.4
Organic	(26.4)	(26.2)%	(1.0)	(15.4)%	(1.1)	(14.6)%	1.2	40.0%	(27.3)	(23.3)%
Change in Venezuela results	(0.4)	(0.4)%	—	—%	—	—%	—	—%	(0.4)	(0.3)%
Impact of currency	(11.6)	(11.6)%	(0.8)	(12.3)%	(1.7)	(22.7)%	1.3	43.3%	(12.8)	(10.9)%
Segment Profit - Q4 '15	$62.0	(38.2)%	$4.7	(27.7)%	$4.7	(37.3)%	$5.5	83.3%	$76.9	(34.5)%

Segment Profit (In millions - Unaudited)
Year Ended September 30, 2015

	Wet Shave		Sun and Skin Care		Feminine Care		All Other		Total
	Year Ended	%Chg	Year Ended	%Chg	Year Ended	%Chg	Year Ended	%Chg	Year Ended	%Chg
Segment Profit - FY'14	$388.2		$73.9		$51.1		$17.4		$530.6
Organic	(35.7)	(9.2)%	0.8	1.1%	(0.6)	(1.2)%	7.0	40.3%	(28.5)	(5.3)%
Change in Venezuela results	1.6	0.4%	—	—%	—	—%	—	—%	1.6	0.3%
Impact of currency	(45.4)	(11.7)%	(3.2)	(4.3)%	(6.3)	(12.3)%	0.2	1.1%	(54.7)	(10.3)%
Incremental impact of acquisition	—	—%	—	—%	4.5	8.8%	—	—%	4.5	0.8%
Segment Profit - FY'15	$308.7	(20.5)%	$71.5	(3.2)%	$48.7	(4.7)%	$24.6	41.4%	$453.5	(14.5)%

4.The Company reports financial results on a GAAP and adjusted basis. The table below is used to reconcile (loss) earnings from continuing operations before income taxes to EBITDA, Adjusted EBITDA and Normalized EBITDA which are Non-GAAP measures to improve comparability of results between periods.

	Quarter Ended September 30		Year Ended September 30
	2015	2014	2015	2014
(Loss) earnings from continuing operations before income taxes - GAAP	$(320.6)	$8.5	$(458.7)	$145.8
Interest Expense	16.4	28.2	159.4	119.0
Depreciation and Amortization	22.3	26.8	91.1	101.4
EBITDA	$(281.9)	$63.5	$(208.2)	$366.2

Impairment charge	318.2	—	318.2	—
Venezuela deconsolidation	—	—	79.3	—
Spin restructuring charges	—	—	28.3	—
Spin costs	30.3	20.2	142.0	24.4
2013 restructuring and related costs	5.6	11.8	22.4	52.9
Industrial sale charges	10.8	—	32.7	—
Feminine care acquisition and integrations costs	—	2.0	—	9.5
Acquisition inventory valuation	—	—	—	8.0
Net pension/post-retirement gains	—	(1.1)	—	(1.1)
ASR transaction costs/integration	—	—	—	1.0
Adjusted EBITDA (1)	$83.0	$96.4	$414.7	$460.9

Selling, general and administrative expenses (2)	—	13.9	47.5	63.5

Normalized EBITDA	$83.0	$110.3	$462.2	$524.4

(1) Historical adjusted EBITDA results on a continuing operations basis include costs associated with supporting the Household Product business that are not eligible to be reported in discontinued operations which affect corporate SG&A expenses. As such, both EBITDA and adjusted EBITDA this quarter and this fiscal year are not comparable to the prior year, and will not be comparable year-over-year as we move through each of the first three quarters of fiscal 2016.
(2) Corporate SG&A expenses have been adjusted to reflect an estimated full year run-rate of $74 in fiscal 2015, $88 in fiscal 2014, and $24.6 in the fourth quarter of 2014.

5.
On March 31, 2015, the Company deconsolidated its Venezuelan subsidiaries. Included in consolidated results of operations, and reflected below, are the historical results of our Venezuela operations through the quarter ended March 31, 2015 (reflected at the official exchange rate of 6.30 bolivars per U.S. dollar).

		Q1	Q2	Q3	Q4	FY
Wet Shave - Net Sales	Fiscal 2015	$9.6	$14.4	—	—	$24.0
	Fiscal 2014	$6.9	$8.3	$7.6	$5.9	$28.7

		Q1	Q2	Q3	Q4	FY
Wet Shave - Segment Profit	Fiscal 2015	$3.3	$6.0	—	—	$9.3
	Fiscal 2014	$2.4	$2.7	$2.3	$0.4	$7.8

6.
The sale of the Industrial Blade business was completed in September 2015. The historical results of the Industrial Blade business are included in consolidated results of operations through September 30, 2015. Reflected below are the net sales for the Industrial Blade business. The impact on All Other segment profit is not material.

		Q1	Q2	Q3	Q4	FY
Industrial - Net Sales	Fiscal 2015	$10.7	$11.2	12.4	7.6	$41.9
	Fiscal 2014	$10.3	$11.7	$11.8	$11.6	$45.4